Exhibit 4.1

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO. 949746 JK 8	PRINCIPAL AMOUNT: $
REGISTERED NO. 1

WELLS FARGO & COMPANY

Callable Notes Linked to the S&P 500 Index® due December 7, 2011

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, an amount equal to the Maturity Payment Amount (as defined below), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, on the Stated Maturity Date (as defined below). This Security shall not bear any interest.

Any payments on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Company. This Security, based on the performance of the S&P 500 Index, is not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”, which term, as used herein, includes its successors), and S&P makes no representation regarding the advisability of investing in this Security.

Determination of Maturity Payment Amount

“Maturity Payment Amount” shall mean, for each $1,000 principal amount of this Security, the sum of (i) $1,000 and (ii) the Additional Amount, if any.

Set forth below are certain defined terms used in this Security in connection with the determination of the Maturity Payment Amount.

“Additional Amount” shall mean, for each $1,000 principal amount of this Security, an amount equal to the greater of (i) zero and (ii) the product of:

•	$1,000; and

•	Final Index Level – Initial Index Level

                        Initial Index Level

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City or Minneapolis, Minnesota.

“Calculation Agent Agreement” shall mean the Calculation Agent Agreement dated as of December 7, 2004 between the Company and the Calculation Agent, as amended from time to time.

“Calculation Agent” shall mean the Person that has entered into the Calculation Agent Agreement with the Company providing for, among other things, the determination of the Additional Amount, if any, the Final Index Level and the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors under such Calculation Agent Agreement. The initial Calculation Agent shall be Wells Fargo Securities, LLC. Pursuant to the Calculation Agent Agreement, the Company may appoint a different Calculation Agent from time to time after the initial issuance of the Securities of this series without the consent of the Holders of the Securities of this series and without notifying the Holders of the Securities of this series.

“Calculation Day” means any Trading Day on which a Market Disruption Event has not occurred.

“Closing Level” shall mean, on any date, the last reported level of the S&P 500 Index at 4:00 p.m., New York City time, on such date as reported by S&P; provided, however, that in the event that S&P discontinues publication of the S&P 500 Index, the Closing Level will be determined in the manner set forth in this Security under “Discontinuance Of The S&P 500 Index; Alteration Of Method Of Calculation.”

“Calculation Period” shall mean the period of three Calculation Days beginning on and including the fourth Trading Day before December 7, 2011 to and including the second Trading Day before December 7, 2011; provided, however, that if one or more of such Trading Days is not a Calculation Day, the Calculation Period shall be extended to such date as is necessary so that the Calculation Period consists of three Calculation Days.

“Final Index Level” shall mean the average (i.e., arithmetic mean) of the Closing Levels of the S&P 500 Index determined on each of the three Calculation Days during the Calculation Period.

“Initial Index Level” shall mean 1173.82.

A “Market Disruption Event” with respect to the S&P 500 Index will occur on any day if the Calculation Agent determines any of the following:

•	A material suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the S&P 500 Index or any successor index has occurred on that day, in each case, during the one-half hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which those stocks are traded or, if in the case of a common stock not listed or quoted in the United States, on the primary non-U.S. exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, trading system or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material. A “trading system” includes bulletin board services.

•	A material suspension or material limitation has occurred on that day, in each case, during the one-half hour period preceding the close of trading in options or futures contracts related to the S&P 500 Index or any successor index, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options or futures contracts are traded or otherwise.

•	Information is unavailable on that date, through a recognized system of public dissemination of transaction information, during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the S&P 500 Index or any successor index or in respect of options or futures contracts related to the S&P 500 Index or any successor index, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market for that security.

For purposes of determining whether a Market Disruption Event has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market; and

•	close of trading means 4:00 p.m., New York City time.

“S&P 500 Index” shall mean the S&P 500 Index as calculated by S&P.

“Stated Maturity Date” shall mean December 7, 2011; provided, however, that if a Market Disruption Event occurs during the period beginning on and including the fourth Trading Day before December 7, 2011 to and including the second Trading Day before December 7, 2011 such that one or more of such Trading Days is not a Calculation Day, the Stated Maturity Date will be postponed until two Business Days after the final day of the Calculation Period.

“Trading Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is a day on which The New York Stock Exchange, The Nasdaq National Market and the American Stock Exchange are open for trading.

Discontinuance Of The S&P 500 Index; Alteration Of Method Of Calculation

If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index, then any subsequent Closing Level will be determined by reference to the level of such successor or substitute index (in any such case, a “successor index”) at 4:00 p.m., New York City time, on the date that any such subsequent Closing Level is to be determined.

Upon any selection by the Calculation Agent of a successor index, the Company will promptly give notice to the Holders of the Securities of this series.

If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date that any Closing Level is to be determined and the Calculation Agent determines that no successor index is available at such time, then, on such date, the Calculation Agent will determine each subsequent Closing Level to be used in computing the Additional Amount. Each such Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant security has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index on the primary organized U.S. exchange or trading system. “Closing Price” means, with respect to any security on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the primary organized U.S. exchange or trading system on which such security is then listed or admitted to trading.

If a successor index is selected or the Calculation Agent calculates a Closing Level as a substitute for the S&P 500 Index, such successor index or Closing Level will be used as a substitute for the S&P 500 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If at any time the method of calculating the S&P 500 Index or a successor index, or the Closing Level thereof, is changed in a material respect, or if the S&P 500 Index or a successor index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500 Index or such successor index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on the date that any Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such successor index, as the case may be, as if such changes or modifications had not been made, and calculate the Closing Level and the Additional Amount with reference to the S&P 500 Index or such successor index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level of the S&P 500 Index or such successor index as if it had not been modified (for example, as if such split had not occurred).

Calculation Agent

The Calculation Agent will determine the Additional Amount, if any, and the Maturity Payment Amount. In addition, the Calculation Agent will:

•	determine if adjustments are required to the Closing Level under the circumstances described in this Security;

•	if publication of the S&P 500 Index is discontinued, select a successor index or, if no successor index is available, determine the Final Index Level; and

•	determine whether a Market Disruption Event has occurred and whether the Stated Maturity Date will be postponed.

The Company covenants that, so long as any of the Securities of this series are Outstanding, there shall at all times be a Calculation Agent (which shall be a broker-dealer, bank or other financial institution) with respect to the Securities of this series.

All determinations made by the Calculation Agent with respect to the Securities of this series will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Company and the Holders of the Securities of this series. All percentages and other amounts resulting from any calculation with respect to the Securities of this series will be rounded at the Calculation Agent’s discretion.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:

WELLS FARGO & COMPANY

By:
Howard I. Atkins
Executive Vice President and
Chief Financial Officer

[SEAL]

Attest:
Laurel A. Holschuh
Senior Vice President and Secretary

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the

series designated therein described

in the within-mentioned Indenture.

CITIBANK, N.A.,

      as Trustee

By:
Authorized Signature

OR

WELLS FARGO BANK, N.A.,
as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

Callable Notes Linked to the S&P 500 Index® due December 7, 2011

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of July 21, 1999, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $                    ; provided, however, that the Company may, so long as no Event of Default has occurred and is continuing, without the consent of the Holders of the Securities of this series, issue additional Securities with the same terms as the Securities of this series, and such additional Securities shall be considered part of the same series under the Indenture as the Securities of this series.

The Securities of this series are not subject to repayment at the option of the Holder hereof prior to the Stated Maturity Date. The Securities of this series will not be entitled to any sinking fund.

The Securities of this series are redeemable at the option of the Company, in whole but not in part, on the dates indicated below or on any date during the period indicated below (each, a “Redemption Date”). The redemption prices for each $1,000 principal amount of the Securities of this series (as indicated on the face of the Securities of this series as the “Principal Amount”) to be redeemed are set forth in the table below (each, a “Redemption Price”):

Date/Period	Redemption Price
December 7, 2005	$1,100
December 7, 2006	$1,200
December 7, 2007	$1,300
December 8, 2008	$1,400
During the period beginning on December 7, 2009 to and including December 7, 2011	$1,500

The final date on which the Securities of this series may be redeemed will not change due to the occurrence of a Market Disruption Event.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Securities of this series to be redeemed.

The Company agrees, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest against a Holder of Securities of this series.

If an Event of Default, as defined in the Indenture, with respect to Securities of this series shall occur and be continuing, the Maturity Payment Amount (calculated as set forth in the next sentence) of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Maturity Payment Amount hereof calculated as though the date of acceleration was the Stated Maturity Date. Upon payment of the amount so declared due and payable, all of the Company’s obligations in respect of payment of the Maturity Payment Amount shall terminate. The Securities of this series will not bear a default rate of interest after the occurrence of an Event of Default or an acceleration under the Indenture.

The Company agrees, and by acceptance of a beneficial ownership interest in this Security each beneficial owner of this Security will be deemed to have agreed, for United States federal income tax purposes (i) to treat this Security as a single debt instrument subject to the Treasury regulations governing contingent payment debt instruments, (ii) to report all income (or loss) with respect to this Security according to those Treasury regulations, and (iii) to be bound by the Company’s determination of the “comparable yield” and the “projected payment schedule” (within the meaning of such Treasury regulations) for this Security, unless such beneficial owner timely discloses and justifies in its federal income tax return the use of a different comparable yield and projected payment schedule.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Solely for the purpose of determining whether any consent, waiver, notice or other action or Act to be taken or given by the Holders of Securities pursuant to the Indenture has been given or taken by the Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to be equal to the amount set forth on the face hereof as the “Principal Amount” hereof. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Section 403 and Article Fifteen of the Indenture and the provisions of clause (ii) of Section 401(1)(B) of the Indenture, relating to defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, shall not apply to this Security. The remaining provisions of Section 401 of the Indenture shall apply to this Security.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, having the same terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Maturity Payment Amount at the times and place, and in the coin or currency, herein prescribed, except as otherwise provided in this Security.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the Maturity Payment Amount, or for any claim based on this Security, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                      attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.